Exhibit 99.1

Amarin Announces Debt Restructuring and Related Private Placement of Exchangeable Senior Notes

BEDMINSTER, N.J., and DUBLIN, Ireland– January 20, 2017 – Amarin Corporation plc (Nasdaq: AMRN) (“Amarin”) announced today that it and its wholly owned subsidiary, Corsicanto II Designated Activity Company (the “Issuer”), have entered into separate, privately negotiated purchase agreements with certain investors pursuant to which the Issuer will issue and sell $30.0 million in aggregate principal amount of 3.50% Exchangeable Senior Notes due 2047 (the “2017 Notes”), which will be guaranteed by Amarin, at an issue price of 100%. The purchase agreements were entered into in contemplation of the surrender for purchase of approximately $15.0 million aggregate principal amount of 3.50% Exchangeable Senior Notes due 2032, which were issued in January 2012 by a subsidiary of Amarin (the “2012 Notes”). As detailed in an Amarin press release issued on December 16, 2016, Amarin was required by the terms of the indenture governing the 2012 Notes to purchase all 2012 Notes surrendered to it on January 19, 2017. As of today, approximately $0.1 million aggregate principal amount of 2012 Notes remain outstanding.

The 2017 Notes will be exchangeable into American Depositary Shares of Amarin (“ADSs”) at the option of the holders at an initial exchange rate of 257.2016 ADSs per $1,000 principal amount of 2017 Notes (equivalent to an initial exchange price of approximately $3.89 per ADS), subject to adjustment in certain circumstances. The exchange price represents a premium of approximately 35% over the last reported sale price of $2.88 per share of Amarin’s ADS on The NASDAQ Global Market on January 19, 2017. The transaction is expected to close on January 25, 2017, subject to customary closing conditions.

The net proceeds from the offering are expected to be $28.9 million after deducting placement agent fees and estimated offering expenses payable by Amarin. A portion of the net proceeds from the offering will replenish approximately $15.0 million of cash on hand that Amarin used to purchase substantially all of the 2012 Notes. Amarin anticipates that it will use such cash on hand and the remainder of the net proceeds from the offering for general corporate and working capital purposes.

Lazard is acting as financial advisor and placement agent in connection with the 2017 Notes offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The 2017 Notes and the ADSs issuable upon exchange of the 2017 Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes a commitment to an ongoing outcomes study. Vascepa® (icosapent ethyl), Amarin’s first FDA-approved product, is a highly-pure, EPA-only, omega-3 fatty acid product available by prescription. For more information about Vascepa, visit www.vascepa.com. For more information about Amarin, visit www.amarincorp.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning Amarin’s expectations, anticipations, intentions, beliefs or strategies regarding the offering of 2017 Notes. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein are the following: financial market conditions and actions by the counterparties to the Purchase Agreements prior to the closing of the offering of 2017 Notes. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Availability of Other Information about Amarin

Investors and others should note that Amarin communicates with its investors and the public using its website (www.amarincorp.com), its investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media, and others interested in Amarin to review the information that Amarin posts on these channels, including Amarin’s investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from Amarin’s website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act or under the Securities and Exchange Act of 1934, as amended.

Amarin Contact Information:

Investor Relations:

Gene Mack

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Lee M. Stern

Trout Group

In U.S.: +1 (646) 378-2922

lstern@troutgroup.com

Media Inquiries:

Kristie Kuhl

Finn Partners

In U.S.: +1 (212) 583-2791

Kristie.kuhl@finnpartners.com

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